EXHIBIT 99.1

CONTINENTAL MATERIALS CORPORATION

225 WEST WACKER DRIVE, SUITE 1800

CHICAGO, IL 60606-1229

FOR IMMEDIATE RELEASE	CONTACT: Mark S. Nichter
(312) 541-7207

CONTINENTAL MATERIALS CORPORATION REPORTS

THIRD QUARTER PROFIT

CHICAGO, November 5 — Continental Materials Corporation (AMEX; CUO) today reported net income of $707,000, 40 cents per diluted share for its third quarter, on sales of $30,139,000.  In the prior year’s quarter, net income was $1,036,000, 57 cents per diluted share on sales of $32,503,000.

For the first nine months of 2003, net income was $322,000, 18 cents per diluted share.  In the prior year, the company reported net income of $2,144,000, $1.17 per diluted share.  Sales for the first nine months of 2003 declined over 8% to $88,440,000.

Sales in the heating and air conditioning segment declined $1,097,000 (9.9%) during the third quarter of 2003 compared to the prior year quarter. A sharp decline in fan coil sales combined with modestly lower furnace sales was responsible for the lower revenue.  Fan coil sales continue to reflect the nationwide slump in commercial construction, notably hotel construction.  Partially offsetting the decline in fan coil and furnace sales was an increase in evaporative cooler sales driven primarily by hot, dry weather that persisted later than normal.

Sales decreased $1,317,000 (6.2%) in the construction materials segment. The reduced level of construction activity along the Front Range in Colorado lead to lower volumes and increased price competition resulting in lower ready-mixed concrete prices, most notably in the Denver metropolitan area.  The reduced volume combined with the lower prices to account for the diminished sales level.

For the nine-month period, sales in the construction materials segment declined $4,583,000 (7.9%) despite the acquisition of McKinney Door and Hardware, Inc. on April 1, 2002.  The decline was due to the reasons noted above.  In addition, inclement

Continental Materials Corporation

weather during the first quarter of 2003, including a near record snowfall on March 17th along Colorado’s Front Range, hampered sales.  The heating and air conditioning segment reported a $3,639,000 (9.5%) decrease in sales.  The decline was primarily due to the depressed fan coil market.

The weak construction market in Colorado and the depressed commercial construction market nationwide, notably hotel construction, along with their above noted effects on the Company, are expected to continue for the balance of 2003.

CAUTIONARY STATEMENT — Statements in this document that are not historical facts are forward-looking statements.  It is important to note that the company’s actual results could differ materially from those projected in such forward-looking statements.  Additional information concerning factors that could cause actual results to differ materially from those suggested in the forward-looking statements is contained in the company’s Annual Report on Form 10-K for the year ended December 28, 2002 filed with the Securities and Exchange Commission, as the same may be amended from time to time.  Forward-looking statements are not guarantees of performance.  They involve risks, uncertainties and assumptions.  The future results and shareholder values of the company may differ materially from those expressed in these forward-looking statements.  Many of the factors that will determine these results and values are beyond the company’s ability to control or predict.  Shareholders are cautioned not to put undue reliance on forward-looking statements. In addition, the company does not have any intention or obligation to update forward-looking statements after the date hereof, even if new information, future events, or other circumstances have made them incorrect or misleading.  For those statements, the company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

CONTINENTAL MATERIALS CORPORATION

SUMMARY OF SALES AND EARNINGS

	Three Months Ended		Nine Months Ended
	September 27, 2003	September 28, 2002	September 27, 2003	September 28, 2002

Sales	$30,139,000	$32,503,000	$88,440,000	$96,529,000

Operating income	$1,204,000	$1,731,000	$902,000	$3,581,000

Interest expense, net	(206,000)	(223,000)	(565,000)	(715,000)

Other income	91,000	85,000	159,000	432,000

Income before
income taxes	$1,089,000	$1,593,000	$496,000	$3,298,000

Provision for
income taxes	382,000	557,000	174,000	1,154,000

Net income	$707,000	$1,036,000	$322,000	$2,144,000

Basic earnings per share	$.41	$.58	$.18	$1.19
Average shares outstanding	1,744,000	1,787,000	1,763,000	1,797,000

Diluted earnings per share	$.40	$.57	$.18	$1.17
Average shares outstanding	1,779,000	1,823,000	1,798,000	1,832,000